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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 33-24129
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            Historic Preservation Properties 1989 Limited Partnership
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        (Exact Name of Small Business Issuer as Specified in Its Charter)


        21 Custom House Street, Suite 440, Boston, Massachusetts  02110
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                    (Address of Principal Executive Offices)


                    Issuer's Telephone Number, (617) 422-5815
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                     Units of Limited Partnerships Interest
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            (Title of each class of securities covered by this Form)


    -------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(i)  [ ]
       Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                          Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: None.
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Historic Preservation Properties 1989 Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 28, 2006                    By:  /s/ Terrence P. Sullivan
      ------------------                         ------------------------
                                                 Terrence P. Sullivan
                                                 General Partner